SUBJECT TO COMPLETION, DATED DECEMBER 13, 2006
         PRELIMINARY PRICING SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED
               AUGUST 16, 2004 AND PROSPECTUS DATED JUNE 21, 2004

Pricing Supplement dated December __, 2006
(To Prospectus Supplement dated August 16, 2004
  and Prospectus dated June 21, 2004)

                PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
                      Secured Medium-Term Notes, Series D

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CUSIP: 74456QAQ9                           These Notes are DTC Eligible and
Trade Date: December   , 2006              will be issued in Book-entry form
Original Issue Date: December   , 2006
Principal Amount: $250,000,000             Agents:
Price to Public:      % of Principal       [  ] Banc of America Securities LLC
  Amount, plus accrued interest from the   [  ] Barclays Capital Inc.
  Original Issue Date if settlement        [  ] BNP Paribas Securities Corp.
  occurs after that date                   [  ] Citigroup Global Markets Inc.
Agents' Commission: $                      [  ] Deutsche Bank Securities Inc.
Net Proceeds to Company: $                 [  ] Jackson Securities, LLC
Interest Rate:     % per annum             [  ] J.P. Morgan Securities Inc.
Interest Accrual Date: December   , 2006   [  ] M.R. Beal & Company
Interest Payment Dates: June 1 and         [  ] Scotia Capital (USA) Inc.
  December 1, commencing June 1, 2007      [  ] Toussaint Capital Partners, LLC
Regular Record Dates: May 15 and           [  ] UBS Securities LLC
  November 15                              [  ] The Williams Capital Group, L.P.
Maturity Date: December 1, 2036            Agents' Capacity: Agent of PSE&G
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Redemption Provisions:

      The Secured Medium-Term Notes, Series D offered hereby (the "Secured Medium-Term Notes") will be subject to redemption as described in the prospectus and prospectus supplement.

      Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to the Maturity Date on not less than 30 days prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus, in either case, accrued interest thereon to the date of redemption.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

      "Comparable  Treasury Price" means,  with respect to any redemption  date,
(i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

      "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

      "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer in the United States (a "Primary Treasury Dealer") selected by PSE&G and acceptable to the Trustee.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

      The net proceeds from the sale of the Secured Medium-Term Notes will be added to the general funds of PSE&G and will be used to reduce its short-term debt consisting of commercial paper.